UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allied Gaming & Entertainment, Inc. Acknowledges and Responds to Schedule 13D Filings by Stockholders

New York, NY (October 04, 2024) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company” or “AGAE”), a global experiential entertainment company, acknowledges recent Schedule 13D filings made by Ourgame International Holdings Limited, a stockholder of the Company (“Ourgame”) and Knighted Pastures LLC, a stockholder of the Company.  In its filing, Ourgame disclosed a letter recently sent to the Company demanding the Company to permit Ourgame to acquire additional shares and to amend its Bylaws to meet certain purported obligations under a merger agreement executed in 2018.   While AGAE' Board of Directors respects the rights of stockholders to make requests and take actions in order to protect their interests, Ourgame’s demands are clearly contrary to the interests of the Company and its stockholders and wholly inconsistent with not only the legal rights of Ourgame as a stockholder of the Company, but also the terms of the merger agreement.  On October 4, 2024, the Company sent a response letter to Ourgame with a detailed and well-reasoned explanation of the legal basis and fiduciary rationales of the directors for rejecting such demands. Furthermore, in the Schedule 13D filing, Ourgame disclosed that it has submitted a recommendation for two candidates to be added to the Board.  The Nominating and Corporate Governance Committee of the Board intends to review the qualifications of these candidates and will publicly disclose the results of such review in due course.

In addition, the Company acknowledges a Schedule 13D filing by Knighted Pastures LLC requesting the Company to hold the 2024 Annual Meeting of Stockholders (the “Annual Meeting”).   In accordance with Nasdaq listing requirements, the Company intends to hold the Annual Meeting  no later than December 31, 2024 and will notify stockholders through the filing and distribution of its definitive proxy statement of the Annual Meeting date.

The AGAE Board of Directors remains steadfast in its commitment to serving the best interests of the Company and all its stockholders, ensuring that AGAE continues to be well positioned for long-term success.

About Allied Gaming & Entertainment
Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward Looking Statements
This communication contains certain forward-looking statements under federal securities laws. These forward-looking statements include, but are not limited to, statements regarding board review of director candidates and timing of annual meeting. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in these forward-looking statements. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved. Important factors, among others, that may affect actual results or outcomes include: risks associated with the future direction or governance of the Company; our ability to execute on our strategic and business plans; the substantial uncertainties inherent in the acceptance of existing and future products and services; the ability to retain key personnel; potential litigation; general economic and market conditions impacting demand for our services; our inability to enter into one or more future acquisition or strategic transactions; and our ability, or a decision not to pursue strategic options for the esports business. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. The business and operations of AGAE are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained in this communication. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Further information on potential factors that could affect our business and results is described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 28, 2024, as amended by the Form 10-K/A filed with the SEC on April 29, 2024, as well as subsequent reports we file with the SEC. Readers are also urged to carefully review and consider the various disclosures we made in such Annual Report on Form 10-K and in subsequent reports with the SEC.

Investor Contact:
Tyler Drew
Addo Investor Relations
ir@alliedgaming.gg